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                                                                     EXHIBIT 5.1


                                 April 22, 2004




Entertainment Properties Trust
30 W. Pershing Road, Suite 201
Kansas City, Missouri 64108

         Re: Registration Statement on Form S-3/S-11

Ladies and Gentlemen:

         We have acted as counsel to Entertainment Properties Trust, a Maryland real estate investment trust (the "Issuer"), in connection with the registration statement on Form S-3/S-11 filed with the Securities and Exchange Commission (the "Commission") on April 22, 2004, to which this is attached as Exhibit 5.1 (the "Registration Statement"). The Registration Statement registers for resale by the selling shareholders named in the Registration Statement common shares of beneficial interest of the Issuer held by the selling shareholders (the "Shares"). This opinion is being delivered in accordance with the requirement of
Item 601(b)(5) of Regulation S-K under the Securities Act. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

         In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Amended and Restated Declaration of Trust and Bylaws of the Issuer, (ii) minutes and records of the corporate proceedings of the Issuer with respect to the Registration Statement, and the authorization of the Shares, and (iii) the Registration Statement and exhibits thereto.

         For purposes of this opinion, we have assumed the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon the oral and written statements and representations of officers and other representatives of the Issuer and others.

         We render no opinion herein as to matters involving the laws of any jurisdiction other than the Maryland Corporations and Associations statute, and published judicial opinions relating thereto.

         Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

         This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion shall not be construed as or deemed to be a guaranty or insuring agreement. This opinion is rendered on the date hereof and we have no continuing



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obligation hereunder to inform you of changes of law, including judicial interpretations of law, or of facts of which we become aware after the date hereof.

         We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinions" in the Registration Statement and accompanying prospectus and prospectus supplement.


                                          Very truly yours,

                                          /s/ Sonnenschein Nath & Rosenthal LLP

                                          SONNENSCHEIN NATH & ROSENTHAL LLP